SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2006

AMPHENOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10879	22-2785165
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

358 Hall Avenue, Wallingford, Connecticut	06492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 265-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Third Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries

In January 2006, the Board of Directors (the “Board”) of Amphenol Corporation (the “Company”) authorized and approved the Third Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the “Third Amended 2000 Option Plan”), subject to stockholder approval at the Company’s annual meeting of stockholders (the “Annual Meeting”). The stockholders of the Company approved the Third Amended 2000 Option Plan at the Annual Meeting held on May 24, 2006.

The Third Amended 2000 Option Plan increased the number of shares of Common Stock reserved for issuance under  the Company’s previously-effective option plan from 8,000,000 to 12,000,000 shares. The Third Amended 2000 Option Plan also increased the number of options that may be granted to any one participant in the Third Amended 2000 Option Plan from not more than 2,000,000 to not more than 3,000,000 options. Unless terminated earlier by the Board, the Third Amended 2000 Option Plan will terminate in June 2010. All other terms of the Third Amended 2000 Option Plan are the same as the Company’s previously-effective option plan.

The Third Amended 2000 Option Plan is administered by the Compensation Committee of the Board. The Compensation Committee will consider recommendations of the Chief Executive Officer and other senior management employees of the Company and determine those employees of the Company and its subsidiaries who will be eligible to receive options, the number and the terms and conditions of each option grant, the form of the option agreement and any conditions on the exercise of an option award. Options awarded under the Third Amended 2000 Option Plan will vest in 20% annual increments over a period of five years from the date of grant with certain exceptions including without limitation, in the case of the termination of the option holder’s employment with the Company or retirement at age 65.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMPHENOL CORPORATION

By:	/s/ Edward C. Wetmore
Edward C. Wetmore
Vice President, Secretary and
General Counsel

Date: June  2, 2006